Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

A summary of the material provisions governing our securities registered pursuant to Section 12(b) of the Exchange Act of 1934, as amended (the “Exchange Act”) is provided below. This summary is not complete and should be read together with our memorandum and articles of association (the “Articles”), a copy of which is filed with the U.S. Securities Exchange and Commission (the “SEC”). References herein to “we,” “us,” “our,” “MaxsMaking” and the “Company” are to MaxsMaking Inc.

The Company was incorporated on August 14, 2023 under the BVI Companies Act as a company limited by shares. The Company is authorized to issue an unlimited number of shares, divided into unlimited number of A Shares with a par value of $0.01 each and up to a maximum of 7,425,000 B Shares with a par value of $0.01 each. We had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading symbol	Name of Each Exchange On Which Registered
A Shares, par value US$0.01 per share	MAMK	The Nasdaq Stock Market LLC

The following are summaries of the material provisions of our Articles and the BVI Companies Act, insofar as they relate to the material terms of our shares.

Authorized Shares

The Company may only issue registered shares. Subject to the Company’s Articles, the Company may issue fractions of shares, bonus shares, redeemable shares and shares that are convertible to another class of share and may redeem, purchase or otherwise acquire, any of its shares.

Subject to the BVI Companies Act and the Company’s Articles, the unissued shares may be issued, and options to acquire shares may be granted, at any time, to any persons (whether or not shareholders), for any consideration and on any terms, the directors decide by a resolution of directors.

A share is taken to be issued when the name of the holder is entered in the Company’s register of shareholders as the holder of the share.

Distributions

The holders of our shares are entitled to such dividends or other distributions as may be authorized by our board of directors, subject to the BVI Companies Act and our Articles.

Subject to the Company’s Articles, each A Share confers on the holder (i) the right to an equal share in any distribution paid by the Company in accordance with the BVI Companies Act and the articles and (ii) an equal share in the distribution of any surplus assets of the Company on its liquidation.

Subject to the Company’s Articles, each B Share confers on the holder (i) the right to an equal share in any distribution paid by the Company in accordance with the BVI Companies Act and the Articles and (ii) an equal share in the distribution of any surplus assets of the Company on its liquidation.

Voting rights

Subject to the Company’s Articles, each A Share confers on the holder the right to one vote at a meeting of the shareholders or on any resolution of shareholders.

Subject to the Company’s Articles, each B Share confers on the holder the right to 30 votes per share at a meeting of the shareholders or on any resolution of shareholders.

As a result of the dual-class share structure and the concentration of ownership, holders of our B Shares will have considerable influence or control over matters such as decisions regarding (i) mergers, consolidations and the sale of all or substantially all of our assets, (ii) election or removal of directors, (iii) making amendments to our Articles, (iv) whether to issue additional shares, including to them, (v) employment, including compensation arrangements, and (vi) other significant corporate actions. They may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our A Shares.

Subject to the Company’s Articles, a resolution put to a vote at a meeting of shareholders or an annual general meeting (“AGM”), will be passed and become a resolution of shareholders if it is passed by a simple majority of the votes cast in respect of the resolution, at a valid meeting of shareholders (or class of shareholders), by shareholders present (in person or by proxy) at the meeting who are entitled to vote on the resolution. Any action that may be taken by the shareholders at a meeting of shareholders (or class of shareholders) may also be taken by the shareholders (or class of shareholders) passing a written resolution of shareholders without the need for any prior notice to be given. A written resolution of shareholders is passed if signed or consented to (including by way of fax or email) by shareholders (or shareholders of the relevant class) who hold shares carrying a simple majority of the votes that may be cast in respect of the resolution who are entitled to vote on the resolution.

A fraction of a share confers on the holder the rights, obligations and liabilities of a whole share of the same class corresponding to the fraction other than the right to vote. If the holder of a fraction of a share acquires a further fraction of a share of the same class, the fractions will be treated as being consolidated.

Conversion of B Shares

Each B Share is convertible into one A Share at any time at the option of the holder thereof. In no event shall A Shares be convertible into B Shares. Where any B Share is the subject of a transfer, assignment, transmission or other disposal of a beneficial or other interest in that share to any person who is not at the date of such transfer a holder of B Shares or an affiliate of such holder (a “Transfer Share”), such Transfer Share shall be automatically converted to an A Share immediately prior to such transfer taking place without the consent of the shareholder.

Variation of rights

If the Company has different classes of shares in issue, unless the rights attaching to a class of shares state otherwise, the rights attached to that class may only be varied, whether the Company is a going concern or is being liquidated, (i) with the written consent of the holders of the majority of the issued shares of that class, (ii) by a resolution of shareholders of that class or (iii) where any Transfer Share is automatically converted to an A Share in accordance with clause 6.3 of the Company’s memorandum of association.

Meetings of shareholders

Our directors may call a meeting of shareholders (or a class of shareholders) if they decide to do so by a resolution of directors, and must call a meeting of shareholders (or a class of shareholders) if they are requested to do so in writing by shareholders entitled to exercise at least 30% of voting rights in respect of the matter for which the meeting is requested. Where the directors are required to call a meeting of shareholders at the request of shareholders, they must call the meeting within a reasonable period of time, and in any event within 60 days, of receipt of the request.

The Company shall hold an annual general meeting in accordance with the Company’s Articles, the BVI Companies Act and the Nasdaq listing rules.

A quorum is present at a meeting of shareholders and an AGM if one or more shareholders, who hold shares that carry at least 331/3% of the voting rights of all shares then in issue, are present in person or by proxy. Where a meeting was called at the request of shareholders but a quorum is not present within half an hour of the time set for the start of the meeting, it will be dissolved. Where the meeting was called by the directors but a quorum is not present within half an hour of the time set for the start of the meeting, the meeting will be adjourned to the following day and be held at the same time and place or any other date, time and/or place the directors decide by a resolution of directors.

Any corporation which is a shareholder may, by a resolution of its directors or other governing body, authorize any individual to act as its representative at a meeting of shareholders (or class of shareholders) or an AGM.

Protection of minority shareholders

We would normally expect BVI courts to follow English case law precedents, which would permit a minority shareholder to commence a representative action, or derivative actions in our name, to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority by parties in control of us, (3) an infringement of individual rights of the minority shareholders, (such as the right to vote), and (4) an irregularity in the passing of a resolution which requires a special or extraordinary majority of the shareholders.

Additionally, BVI law provides certain shareholder remedies for a minority shareholder whose rights have been breached or who disagrees with the way the Company is being managed. These remedies include an action for unfair prejudice and a derivative action.

No pre-emptive rights

There are no pre-emptive rights applicable to the issue of the Company’s A Shares under either BVI law or our Articles.

Nil paid and partly paid shares

The directors may issue shares that are nil paid or partly paid on issue. Shares that are not fully paid on issue are subject to the forfeiture provisions of the Company’s Articles. For this purpose, shares are not considered to be fully paid on issue if the consideration for which they are issued is a promissory note (or other written obligation to contribute money or property) or a contract for future services.

Transfer of shares

Shares listed on Nasdaq may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the laws, rules, procedures and other requirements applicable to shares listed on Nasdaq (including, but not limited to, the applicable Nasdaq listing rules). The transfer of a share is only effective once the name of the transferee is entered in the register of shareholders.

Calls of shares

Subject to the Company’s articles and the rights attaching to any class of shares, our directors may make calls on a shareholder for any amount of the issue price of the shareholder’s shares that has not been paid to the Company. A call must be made by giving at least 14 days’ written notice of call to the shareholder. A call may be made payable in instalments. The directors may postpone a call or revoke it (in whole or part). A call is taken to have been made at the time the resolution of directors to make the call is passed.

Inspection of books and records

Under the BVI Companies Act, holders of our shares are entitled, upon giving written notice to us, to inspect (i) our Articles, (ii) our register of shareholders, (iii) our register of directors and (iv) minutes of meetings and resolutions of our shareholders, and to make copies and take extracts from these documents and records. However, our directors can refuse access if they are satisfied that to allow such access would be contrary to our interests.

Differences in Corporate Law

The BVI Companies Act and the laws of the BVI affecting BVI companies and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the laws of the BVI applicable to us and, for illustrative purposes only, the Delaware General Corporation Law (the “DGCL”), which governs companies incorporated in the state of Delaware.

Mergers and consolidation

Under the laws of the BVI, two or more BVI companies may merge or consolidate in accordance with section 170 of the BVI Companies Act. A merger means the merging of two or more constituent companies into one of the constituent companies and a consolidation means the consolidating of two or more constituent companies into a new company. In order to merge or consolidate, then (among other things) the directors of each constituent company must approve a written plan of merger or consolidation, which must be authorized by a resolution of shareholders.

While a director may vote on the plan of merger or consolidation even if he has an interest in the merger or consolidation, the director must disclose the interest to all other directors of the company promptly upon becoming aware of the fact that he is interested in the merger or consolidation.

A transaction entered into by our company in respect of which a director is interested (including a merger or consolidation) is voidable by us unless the director’s interest was (a) disclosed to the board prior to the transaction or (b) the transaction is (i) between the director and the company and (ii) the transaction is in the ordinary course of the company’s business and on usual terms and conditions.

Notwithstanding the above, a transaction entered into by the company is not voidable if the material facts of the interest are known to the shareholders and they approve or ratify it or the company received fair value for the transaction.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting held to approve the plan of merger or consolidation.

The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the BVI.

A shareholder may dissent from a mandatory redemption of his shares, an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) or a consolidation. A shareholder properly exercising his dissent rights is entitled to a cash payment equal to the fair value of his shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must give notice of this fact to each shareholder who gave written objection within 20 days. These shareholders then have 20 days to give to the company their written election in the form specified by the BVI Companies Act to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder.

Upon giving notice of his election to dissent, a shareholder ceases to have any of the rights of a shareholder except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding his dissent.

Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the surviving or consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a specified price per share that the company determines to be the fair value of the shares. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall, within 20 days immediately following the expiration of the 30-day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without taking into account any change in value as a result of the transaction.

Under Delaware law, each corporation’s board of directors must approve a merger agreement. The merger agreement must state, among other terms, the terms of the merger and method of carrying out the merger. This agreement must then be approved by the majority vote of the outstanding shares entitled to vote at an annual or special meeting of each corporation, and no class vote is required unless provided in the certificate of incorporation. Delaware permits an agreement of merger to contain a provision allowing the agreement to be terminated by the board of directors of either corporation, notwithstanding approval of the agreement by the stockholders or shareholders of all or any of the corporations (1) at any time prior to the filing of the agreement with the Secretary of State or (2) after filing if the agreement contains a post-filing effective time and an appropriate filing is made with the Secretary of State to terminate the agreement before the effective time. In lieu of filing an agreement of merger, the surviving corporation may file a certificate of merger, executed in accordance with Section 103 of the DGCL. The surviving corporation is also permitted to amend and restate its certification of incorporation in its entirety. The agreement of merger may also provide that it may be amended by the board of directors of either corporation prior to the time that the agreement filed with the Secretary of State becomes effective, even after approval by stockholders or shareholders, so long as any amendment made after such approval does not adversely affect the rights of the stockholders or shareholders of either corporation and does not change any term in the certificate of incorporation of the surviving corporation. If the agreement is amended after filing but before becoming effective, an appropriate amendment must be filed with the Secretary of State. If the surviving corporation is not a Delaware corporation, it must consent to service of process for enforcement of any obligation of the corporation arising as a result of the merger; such obligations include any suit by a stockholder of the disappearing Delaware corporation to enforce appraisal rights under Delaware law.

If a proposed merger or consolidation for which appraisal rights are provided is to be submitted for approval at a shareholder meeting, the subject company must give notice of the availability of appraisal rights to its shareholders at least 20 days prior to the meeting.

A dissenting shareholder who desires to exercise appraisal rights must (a) not vote in favor of the merger or consolidation; and (b) continuously hold the shares of record from the date of making the demand through the effective date of the applicable merger or consolidation. Further, the dissenting shareholder must deliver a written demand for appraisal to the company before the vote is taken. The Delaware Court of Chancery will determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the court will take into account “all relevant factors.” Unless the Delaware Court of Chancery in its discretion determines otherwise, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and accrue at 5% over the Federal Reserve discount rate.

Shareholders’ suits

There are both statutory and common law remedies available to our shareholders as a matter of BVI law. These are summarized below:

Unfair prejudice

A shareholder who considers that the affairs of the company have been, are being, or are likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory or unfairly prejudicial to the shareholder in that capacity, can apply to the BVI High Court under Section 184I of the BVI Companies Act for an order requiring the company or any other person to acquire the shareholder’s shares or pay compensation to the shareholder, regulating the future conduct of the company’s affairs, amending the memorandum or articles of the company, appointing a receiver or liquidator of the company, rectifying the records of the company, or that any decision or action of the company which contravenes the BVI Companies Act or the company’s memorandum or articles of association be set aside.

Derivative actions

Section 184C of the BVI Companies Act provides that a shareholder of a company may, with the leave of the BVI High Court, bring an action in the name of the company to redress any wrong done to it.

Just and equitable winding up

In addition to the statutory remedies outlined above, shareholders can also petition for the winding up of a company on the grounds that it is just and equitable for the court to so order. This statutory remedy is usually granted in exceptional circumstances and is only available where the company has been operated as a quasi partnership and trust and confidence between the partners has broken down.

Indemnification of directors and officers and limitation of liability

BVI law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any indemnification provision may be held by the BVI Courts to be contrary to public policy or in breach of the BVI Companies Act, for example, a provision for indemnification against civil fraud or the consequences of committing a crime.

Under the Company’s Articles, subject to the BVI Companies Act, the Company must indemnify any person who:

●	is or was a party, or is threatened to be made a party, to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or officer of the Company; or

●	is or was, at the request of the Company, serving as a director or officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any expenses, judgments, fines or amounts paid in settlement and reasonably incurred in connection with any legal, administrative or investigative proceedings. In relation to the above, the Company may pay on behalf of the person or lend funds to the person to enable the person to pay, any expenses incurred, or to be incurred, by the person in defending any legal, administrative or investigative proceedings.

Under the BVI Companies Act, to be entitled to this indemnification, such person must have acted honestly and in good faith with a view to the best interests of our company and, in the case of criminal proceedings, they must have no reasonable cause to believe their conduct with was unlawful.

This standard of conduct is generally the same as permitted under the DGCL for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ fiduciary duties

Under BVI law, our directors owe the company certain statutory and fiduciary duties including, among others, a duty to act honestly, in good faith, for a proper purpose and with a view to what the directors believe to be in the best interests of the company. Our directors are also required, when exercising powers or performing duties as a director, to exercise the care, diligence and skill that a reasonable director would exercise in the same circumstances, taking into account without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken. In the exercise of their powers, our directors must ensure neither they nor the company acts in a manner which contravenes the BVI Companies Act or our memorandum and articles of association, as amended and restated from time to time. A shareholder has the right to seek damages for breaches of duties owed to us by our directors.

Shareholder action by written resolution

BVI law provides that, subject to the memorandum and articles of association of a company, an action that may be taken by the shareholders at a meeting may also be taken by a resolution of shareholders consented to in writing or by telex, telegram, cable or other written electronic communication, without the need for any notice.

Our Articles provides that a written resolution of shareholders: (i) may consist of several documents (including electronic communications) in substantially the same form; (ii) may be signed or consented to by the relevant shareholder or the shareholder’s attorney or (in the case of a body corporate) a properly authorized officer or attorney; and (iii) must be sent to each shareholder who would be entitled to attend a meeting of shareholders and vote on the resolution.

Our Articles permits shareholders to act by written consent but provide that if a resolution of shareholders is approved otherwise that by unanimous written consent of all shareholders, a copy of the resolution must immediately be sent to each non-consenting shareholder.

Under the DGCL, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation.

Shareholder proposals

The BVI Companies Act and our Articles provide that our board of directors must convene a meeting of shareholders upon the written request of shareholders entitled to exercise 30% or more of the voting rights in respect of the matter for which the meeting is requested within 28 days of receiving the written request. We are not obliged under the BVI Companies Act or any other law of the BVI to call shareholders’ annual general meetings, but our Articles provides for an annual general meeting to be called in accordance with the requirements of the relevant listing rules, the articles of association and the BVI Companies Act. The location of any shareholders’ meeting can be determined by the board of directors and can be held anywhere in the world.

Cumulative voting

Although permitted under British Virgin Islands law, our Articles does not provide for cumulative voting. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director.

Under the DGCL, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors (or otherwise ceasing to hold office)

A director ceases to hold office if: (i) the director’s term of office expires and the director is not re-elected or reappointed; (ii) the director resigns by written notice to the Company; (iii) the director dies or enters into bankruptcy, liquidation or any similar procedure; (iv) the director becomes of unsound mind or is mentally or physically incapable of acting as a director; (v) the director is prohibited or disqualified by law or under the Nasdaq Listing Rules from being a director; (vi) the director becomes bankrupt or insolvent or makes any arrangement or composition with the director’s creditors generally; or (vii) the director is removed from office by a resolution of shareholders or resolution of directors (and, for this purpose, section 114 (Removal of directors) of the BVI Companies Act does not apply to the Company).

Under the DGCL, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Transactions with interested shareholders

The DGCL contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. BVI law has no comparable statute.

Dissolution; Winding Up

Under the BVI Companies Act and our Articles, we may appoint a voluntary liquidator by a resolution of shareholders or a resolution of directors.

Variation of rights of shares

Under our Articles, if our company has different classes of shares in issue, unless the rights attaching to a class of shares state otherwise, the rights attached to that class may only be varied, whether our company is a going concern or is being liquidated with (i) the written consent of the holders of the majority of the issued shares of that class, (ii) by a resolution of shareholders of that class or (iii) pursuant to clause 7 of the Company’s memorandum of association.

Amendment of governing documents

As permitted by BVI law, our Articles may be amended by a resolution of shareholders and, subject to certain exceptions, by a resolution of directors. Any amendment is effective from the date it is registered at (and stamped by) the BVI Registry of Corporate Affairs.